Exhibit 10.1

THIS AMENDMENT NUMBER TWO TO EMPLOYMENT AGREEMENT (referred to as the “Amendment”) is effective as of October 17, 2019 (the “Effective Date”) by and between Brent T. Novak (“Novak” or “Executive”) and JAKKS Pacific, Inc., a Delaware corporation the “Company). The Company and Executive are sometimes referred to herein each as a “Party” and, collectively, the “Parties.”

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Company pursuant to an Employment Agreement effective April 1, 2018 between Executive and the Company (the “2018 Employment Agreement”), as amended by that certain correction letter agreement, dated February 28, 2019 (the “2019 Amendment”), and supplemented by an Acknowledgment and Waiver Agreement dated as of August 9, 2019 (the “Acknowledgment”) (the 2018 Employment Agreement together with the 2019 Amendment and the Acknowledgment are referred to as the “Amended Employment Agreement”.

WHEREAS, Executive and the Company desire to further amend the terms of the Amended Employment Agreement on the terms and subject to the conditions set forth in this Amendment (the Amended Employment Agreement, as amended by this Amendment, is referred to as the “Employment Agreement”.)

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, and pursuant to Section 8 of the 2018 Employment Agreement, agree as follows:

1.	Definitions. Capitalized terms not otherwise defined in this Amendment are used with the same meanings ascribed thereto in the 2018 Employment Agreement.

2.	Retention Bonus. Pursuant to Section 2(d) of the 2018 Employment Agreement, it is hereby agreed that Executive shall be paid a special additional bonus (the “Retention Bonus”) in the amount of Two Hundred and Fifty Thousand ($250,000.00) Dollars (less applicable withholdings and deductions) within five (5) business days after this Amendment is executed and delivered by the Parties, and, except as otherwise provided in this Section 2 and in Section 4 and Section 5 of the 2018 Employment Agreement, upon termination of his employment Executive shall also be entitled to continuation of Company-paid health care benefits for Executive and family for a period of twelve (12) months. The payment of the Retention Bonus and the continuation of Company-paid health care benefits provided above is subject to the following condition: if Executive terminates his employment without Good Reason prior to November 29, 2019 or the Company terminates his employment for Cause prior to November 29, 2019, then Executive shall repay the Retention Bonus to the Company within five (5) business days after such termination or the amount thereof may be set-off and deducted by the Company from any other amount that may be payable to Executive upon termination of his employment, and Executive shall not be entitled to the Company-paid health care benefits provided for in the preceding sentence.

3.	Additional Termination Rights for Good Reason

3.1.	Termination under Section 4 (Change of Control). The Amended Employment Agreement is amended by adding the following at the end of Section 4 of the 2018 Employment Agreement:

“The consummation of a Sale Transaction (as defined below) shall be deemed to constitute Good Reason for purposes of this Section 4 and Exhibit B to the Employment Agreement, and Executive shall be entitled to terminate his employment immediately upon and following such consummation and receive the severance benefits provided for above in this Section 4 of the 2018 Employment Agreement.”

“The term “Sale Transaction” shall mean the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (i) all or substantially all of the consolidated assets of the Company and its subsidiaries (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share or unit exchange, consolidation or other business combination) of a majority of the capital stock or other equity interests of any direct and/or indirect subsidiary or subsidiaries of the Company if substantially all of the consolidated assets of the Company and its subsidiaries are held by such subsidiary or subsidiaries) or (ii) equity of the Company representing at least a majority of the fully diluted common stock of the Company (whether directly or indirectly or by way of any merger, share or unit exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership), to (in either case of clause (i) or clause (ii)) any person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) of persons.”

3.2.	Termination under Section 5. The Amended Employment Agreement is amended by adding the following at the end of Section 5 of the 2018 Employment Agreement:

“If an agreement for a Sale Transaction is entered into and publicly announced but has not been consummated by January 31, 2020, an event constituting Good Reason shall be deemed to have occurred for purposes of this Section 5 and Exhibit B to the Employment Agreement, and Executive shall be entitled to terminate his employment immediately after such date and receive the severance benefits provided for above in this Section 5 of the 2018 Employment Agreement.”

3.3.	Notwithstanding anything to the contrary contained in the Annex attached as Exhibit B to the Employment Agreement, Executive may exercise the termination rights provided for in Sections 3.1 and 3.2 of this Amendment on notice to the Company given no later than ten (10) business days after the occurrence of the event giving rise to the termination right, which notice shall specify an effective date of termination at least five (5) days and no later than thirty (30) days after the date of such notice; and none of the notice and cure provisions in the last paragraph of the definition of Good Reason in Section 1(a)(v) of the Annex attached as Exhibit B to the 2018 Employment Agreement shall apply.

3.4.	The Amended Employment Agreement is amended to provide that upon termination of the Employment Agreement under Section 4 or Section 5 of the 2018 Employment Agreement, Executive shall have the option to have the amount of income tax the Company is obligated to withhold from payments to Executive as a result of the vesting of Restricted Stock Units upon such termination by surrendering that number of shares of common stock equal in value to the amount of tax the Company is obligated to withhold from payments to Executive, and the Company will remit the amount equal to the withholding tax obligation to the applicable tax authorities, provided that such surrender of shares to satisfy withholding tax obligations was also approved upon vesting of Restricted Shares of one or more of the other named executive officers of the Company concurrently with or within the six (6) month period prior to termination of the Executive’s Employment Agreement.

4.	Separation and Release Agreement. Executive acknowledges and agrees that, as a condition of receiving the payments and benefits to be provided to him if Executive’s employment is terminated by Executive for Good Reason or by the Company other than for Cause, Executive shall be required to execute and deliver to the Company a Separation Agreement and General Release in substantially the form attached as Exhibit A (the “Release”) to Amendment No. 3 to the Second Amended and Restated Employment Agreement entered into as of August 9, 2019 between the Company and Stephen G. Berman, in accordance with the time limits set forth therein, with modifications to Section 4 thereof to reflect the payments and benefits to which Executive is entitled to receive under the Amended Employment Agreement, and not exercise any right to revoke such Release.

5.	Miscellaneous.

5.1.	Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Amended Employment Agreement, all of which are ratified and confirmed in all respects by the Parties and shall continue in full force and effect. Each reference to the Employment Agreement or Amended Employment Agreement hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Employment Agreement, as amended and modified hereby.

5.2.	This Amendment and the documents referenced herein, constitute the entire agreement among the Parties with respect to this amendment of the Amended Employment Agreement and supersede all prior agreements, negotiations, drafts, and understandings among the Parties with respect to such subject matter. This Amendment can only be changed or modified pursuant to a written instrument referring explicitly hereto, and duly executed by each of the Parties.

5.3.	This Amendment shall be governed and construed as to its validity, interpretation and effect by the laws of the State of California, without reference to its conflicts of laws provisions.

5.4.	Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Amendment. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Amendment.

5.5.	This Amendment may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

THE COMPANY:

JAKKS PACIFIC, INC.

By:	/s/ Stephen G. Berman

Name: Stephen G. Berman

Title: Chairman, Chief Executive Officer and President

EXECUTIVE:

/s/ Brent T. Novak
Brent T. Novak